                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                            ----------------------

                                  FORM 8-K/A
                                AMENDMENT NO. 1

                                CURRENT REPORT


                      Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934

                         -----------------------------

                  Date of Report
                  (Date of earliest
                  event reported):         November 17, 1997


               American Builders & Contractors Supply Co., Inc.
            (Exact name of registrant as specified in its charter)


          Delaware                 333-26991                      39-1413708
(State or other jurisdiction    (Commission File               (I.R.S. Employer
      of incorporation)             (Number)                 Identification No.)

                   One ABC Parkway, Beloit, Wisconsin 53511
          (Address of principal executive offices including zip code)

                                (608) 362-7777
                        (Registrant's telephone number)

Item 7.   Financial Statements and Exhibits
------    ---------------------------------

          (a) Financial Statements of Business Acquired -- Champ Industries, Inc. and Affiliated Companies

               Report of Independent Public Accountants

                    Financial Statements:

                         Combined Balance Sheets--December 31, 1996 and 1995 Combined Statements of Income,
                               Years Ended December 31, 1996, 1995 and 1994
                         Combined Statements of Stockholders' Equity,
                               Years Ended December 31, 1996, 1995 and 1994
                         Combined Statements of Cash Flows,
                               Years Ended December 31, 1996, 1995 and 1994
                         Notes to Combined Financial Statements


               Unaudited Condensed Combined Balance Sheet, September 30, 1997 Unaudited Condensed Combined Statements of Income for the
                nine-month period ended September 30, 1997 and 1996
               Unaudited Condensed Combined Statements of Cash Flows for the
                nine-month period ended September 30, 1997 and 1996


          (b)  Pro Forma Financial Information
               -------------------------------

               Unaudited Pro Forma Condensed Combined Balance Sheet, September 30, 1997
               Unaudited Pro Forma Condensed Combined Statement of Income, for
                the year ended December 31, 1996 and the nine months ended September 30, 1997

                                  Signatures
                                  ----------

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 16, 1997

                                American Builders & Contractors Supply Co., Inc.


                                By: /s/ Kendra A. Story
                                    -------------------

                                    Kendra A. Story
                                    Chief Financial Officer

                     REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Shareholders of
Champ Industries, Inc. and
Affiliated Companies:

We have audited the accompanying combined balance sheets of Champ Industries, Inc. and Affiliated Companies (the Companies), as defined in Note 1, as of December 31, 1996 and 1995, and the related combined statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These combined financial statements and the schedules referred to below are the responsibility of the Companies' management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Champ Industries, Inc. and Affiliated Companies as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years ended December 31, 1996, in conformity with generally accepted accounting principles.



Arthur Andersen LLP
Houston, Texas
April 30, 1997

                CHAMP INDUSTRIES, INC. AND AFFILIATED COMPANIES
                -----------------------------------------------

                            COMBINED BALANCE SHEETS
                            -----------------------


                                                                                                    December 31,
                                                                                              1996               1995
                                                                                           -----------        -----------
                                    ASSETS
                                    ------
CURRENT ASSETS:

 Cash                                                                                      $ 2,133,247        $ 1,433,696
 Accounts and notes receivable-
  Trade, less allowance for doubtful accounts and notes receivable of $1,847,397
   and $1,899,928, respectively                                                             22,346,590         25,021,642
  Related parties                                                                              102,608             35,641
 Current income tax receivable                                                                 358,336            474,562
 Deferred income taxes                                                                         223,053                  -
 Inventories                                                                                17,417,420         16,124,612
 Prepaid expenses and other current assets                                                     699,666            528,508
                                                                                           -----------        -----------

           Total current assets                                                             43,280,920         43,618,661
                                                                                           -----------        -----------

PROPERTY, PLANT AND EQUIPMENT, at cost                                                      11,462,157          9,992,955
 Less- Accumulated depreciation                                                             (4,435,298)        (2,678,204)
                                                                                           -----------        -----------

           Net property, plant and equipment                                                 7,026,859          7,314,751
                                                                                           -----------        -----------

OTHER ASSETS:
 Goodwill, net of accumulated amortization of $824,809 and $389,640, respectively
                                                                                            12,625,022         13,000,190
 Noncompetition agreements, net of accumulated amortization of $1,141,164 and
  $607,481, respectively                                                                     1,597,169          2,130,852

 Other                                                                                         282,402            700,624
                                                                                           -----------        -----------

           Total other assets                                                               14,504,593         15,831,666
                                                                                           -----------        -----------

           Total assets                                                                    $64,812,372        $66,765,078
                                                                                           ===========        ===========

              LIABILITIES AND SHAREHOLDERS' EQUITY
              ------------------------------------

CURRENT LIABILITIES:
 Accounts payable                                                                          $13,142,604        $17,839,871
 Accrued liabilities                                                                         3,585,512          3,085,319
 Current maturities-
  Long-term debt                                                                             2,167,234          1,749,683
  Long-term debt to related parties                                                          1,421,350          1,713,573
 Distributions payable to shareholders                                                         253,185            604,281
                                                                                           -----------        -----------

           Total current liabilities                                                        20,569,885         24,992,727
                                                                                           -----------        -----------

LONG-TERM DEBT, net of current maturities                                                   29,748,438         28,260,334
                                                                                           -----------        -----------

LONG-TERM DEBT TO RELATED PARTIES, net of current maturities                                 6,078,359          6,716,912
                                                                                           -----------        -----------

DEFERRED INCOME TAXES PAYABLE                                                                  207,045            116,112
                                                                                           -----------        -----------

COMMITMENTS AND CONTINGENCIES (Note 8)

SHAREHOLDERS' EQUITY:
 Common stock                                                                                   28,711             28,711
 Additional paid-in capital                                                                    632,089            632,089
 Retained earnings                                                                           7,547,845          6,018,193
                                                                                           -----------        -----------

           Total shareholders' equity                                                        8,208,645          6,678,993
                                                                                           -----------        -----------

           Total liabilities and shareholders' equity                                      $64,812,372        $66,765,078
                                                                                           ===========        ===========


    The accompanying notes are an integral part of these combined financial statements.

                CHAMP INDUSTRIES, INC. AND AFFILIATED COMPANIES
                -----------------------------------------------


                         COMBINED STATEMENTS OF INCOME
                         -----------------------------

             FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
             ----------------------------------------------------


                                                       1996                1995                1994
                                                   ------------        ------------         -----------
SALES                                              $202,639,518        $198,508,586         $85,093,076
COST OF SALES                                       159,679,116         157,674,654          66,598,924
                                                   ------------        ------------         -----------

               Gross profit                          42,960,402          40,833,932          18,494,152
OPERATING EXPENSES                                   37,055,619          34,488,684          15,533,460
                                                   ------------        ------------         -----------
               Operating income                       5,904,783           6,345,248           2,960,692
                                                   ------------        ------------         -----------
OTHER INCOME (EXPENSE):
 Interest expense                                    (3,278,393)         (2,823,585)           (792,399)
 Other expense                                          (60,913)           (125,506)           (138,038)
 Other income                                           468,985             229,890             167,927
                                                   ------------        ------------         -----------

               Total other income (expense)          (2,870,321)         (2,719,201)           (762,510)
                                                   ------------        ------------         -----------

INCOME BEFORE TAXES                                   3,034,462           3,626,047           2,198,182

PROVISION FOR TAXES                                     365,269             233,418             158,945
                                                   ------------        ------------         -----------

NET INCOME                                         $  2,669,193        $  3,392,629         $ 2,039,237
                                                   ============        ============         ===========


    The accompanying notes are an integral part of these combined financial statements.

                CHAMP INDUSTRIES, INC. AND AFFILIATED COMPANIES
                -----------------------------------------------


                  COMBINED STATEMENTS OF SHAREHOLDERS' EQUITY
                  -------------------------------------------

             FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
             ----------------------------------------------------



                                                         Common Stock         Additional
                                                    -----------------------    Paid-In       Retained
                                                      Shares       Amount      Capital       Earnings
                                                    ----------   ---------    ----------   ------------
BALANCE, December 31, 1993                           1,910,800   $  19,108    $ 390,892    $  3,221,401
  Net income                                               -           -            -         2,039,237
  Issuance of common shares for formation of
     SHR                                               950,000       9,500       90,500             -
  Distributions to shareholders                            -           -            -        (1,153,005)
                                                    ----------   ---------    ---------    ------------
BALANCE, December 31, 1994                           2,860,800      28,608      481,392       4,107,633
  Net income                                               -           -            -         3,392,629
  Issuance of common shares for formation of
     United                                            100,000         100       99,900             -
  Issuance of Champ common shares                          800           1          799             -
  Issuance of Perfection common shares for stock
     warrants exercised                                    200           2       49,998             -
  Distributions to shareholders                            -           -            -         (1,482,069)
                                                    ----------   ---------    ---------    -------------
BALANCE, December 31, 1995                           2,961,800      28,711      632,089        6,018,193
  Net income                                               -           -            -          2,669,193
  Distributions to shareholders                            -           -            -         (1,139,541)
                                                    ----------   ---------    ---------    -------------
BALANCE, December 31, 1996                           2,961,800   $  28,711    $ 632,089    $   7,547,845
                                                    ==========   =========    =========    =============


    The accompanying notes are an integral part of these combined financial statements.

                CHAMP INDUSTRIES, INC. AND AFFILIATED COMPANIES
                -----------------------------------------------


                       COMBINED STATEMENTS OF CASH FLOWS
                       ---------------------------------

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
              ----------------------------------------------------



                                                                                1996                1995               1994
                                                                            ------------        ------------        -----------
CASH FLOWS FROM OPERATING ACTIVITIES:

 Net income                                                                 $  2,669,193        $  3,392,629        $ 2,039,237
                                                                            ------------        ------------        -----------

 Adjustments to reconcile net income to net cash provided by (used
  in) operating activities-
   Deferred tax provision                                                       (133,894)            116,112                  -
   Depreciation and amortization                                               2,990,628           2,488,315            997,648
   Provision for losses on receivables                                         2,235,564           2,203,835            553,572
   (Increase) decrease in assets, net of effect of assets acquired-
     Accounts and notes receivable                                               326,681          (8,899,163)        (4,012,109)
     Current income tax receivable                                               116,226            (474,562)                 -
     Inventories                                                              (1,292,808)         (1,493,344)        (2,010,339)
     Prepaid expenses                                                           (171,158)           (144,840)           139,889
     Other                                                                       281,656            (166,611)          (142,159)
   Increase (decrease) in liabilities, net of effect of assets acquired-
     Accounts payable                                                         (4,697,267)            286,660          3,035,768
     Accrued liabilities                                                         500,193             717,909            104,873
                                                                            ------------        ------------        -----------

        Total adjustments                                                        155,821          (5,365,689)        (1,332,857)
                                                                            ------------        ------------        -----------

        Net cash provided by (used in) operating activities                    2,825,014          (1,973,060)           706,380
                                                                            ------------        ------------        -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
 Acquisition of assets, net of cash acquired                                           -          (9,259,692)        (1,277,922)
 Capital expenditures                                                           (943,603)         (1,423,525)          (898,069)
 Proceeds from sale of property, plant and equipment                             212,512             285,235             47,578
                                                                            ------------        ------------        -----------

        Net cash used in investing activities                                   (731,091)        (10,397,982)        (2,128,413)
                                                                            ------------        ------------        -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
 Distributions to shareholders                                                (1,490,637)         (1,260,917)          (999,907)
 Proceeds from indebtedness                                                   57,898,425          46,674,101         10,969,108
 Repayments of indebtedness                                                  (57,802,160)        (32,445,571)        (8,284,173)
 Common stock issuances                                                                -             150,800            100,000
                                                                             -----------        ------------        -----------

        Net cash (used in) provided by financing activities                   (1,394,372)         13,118,413          1,785,028
                                                                            ------------        ------------        -----------

NET INCREASE IN CASH                                                             699,551             747,371            362,995

CASH, beginning of period                                                      1,433,696             686,325            323,330
                                                                            ------------        ------------        -----------

CASH, end of period                                                         $  2,133,247        $  1,433,696        $   686,325
                                                                            ============        ============        ===========

SUPPLEMENTAL INFORMATION:
 Cash paid during the period for interest expense                           $  3,538,675        $  2,499,494        $   614,119
                                                                            ============        ============        ===========

 Cash paid during the period for taxes                                      $    292,843        $    617,588        $   116,908
                                                                            ============        ============        ===========

SUPPLEMENTAL DISCLOSURE OF NONCASH ACTIVITY:
 Capital lease obligations incurred                                         $    891,842        $    799,297        $         -
                                                                            ============        ============        ===========



    The accompanying notes are an integral part of these combined financial statements.

                CHAMP INDUSTRIES, INC. AND AFFILIATED COMPANIES
                -----------------------------------------------


                     NOTES TO COMBINED FINANCIAL STATEMENTS
                     --------------------------------------

                               DECEMBER 31, 1996
                               -----------------



1.  ORGANIZATION AND BUSINESS:
    --------------------------

The combined financial statements of Champ Industries, Inc. and Affiliated Companies include the accounts of Texas corporations which elected Subchapter S Corporation status at inception and one Delaware corporation which elected C Corporation status at inception (United), collectively referred to as the Companies or the Group. The Companies are under common control and are managed by Champ Industries, Inc. (Champ), a Delaware corporation formerly known as Champ Investment Group. The Companies are engaged primarily in the wholesale distribution and sale of roofing materials and supplies, and the Group consists of the following:

Perfection Roofing Materials, Inc. (Perfection)--Perfection was formed on March 26, 1991, and has two principal operating divisions based in Houston and San Antonio with a total of seven operating branches located in Texas. The San Antonio division is also engaged in the wholesale and retail sale of household appliances.

SHR Roofing Supply, Inc. (SHR)--SHR was formed on April 14, 1994, and is based in Webster, Texas, with four branch locations in Texas.

Stone Metal Products, Inc. (Stone Metal)--Stone Metal was formed on December 1, 1992, and operates one location in Houston, Texas. Approximately 40 percent or $984,000 of its fiscal 1996 revenues were from companies within the Group.

Marshall Roofing Supply, Inc. (Marshall)--Marshall was formed on November 12, 1993, and is based in Hollister, California, with 13 branch locations in California and Nevada.

United Building Supply, Inc. (United)--United was formed on April 27, 1995, and is based in Tulsa, Oklahoma, with eight operating branch locations in Missouri, Kansas, Oklahoma, Nebraska and Arkansas.

2.  SUMMARY OF SIGNIFICANT
    ACCOUNTING POLICIES:
    ----------------------

Basis of Presentation
---------------------

The accompanying combined financial statements have been prepared in accordance with generally accepted accounting principles and are not the basis for reporting taxable income to shareholders. All significant accounts and transactions between and among entities of the Group and Champ have been eliminated. The financial results reported by Champ in these financial statements include those activities related to the operations of the roofing supply companies described above. See Note 7 for discussion of transactions by the Group with various related parties.

Cash
----

Cash includes cash on hand and in bank checking accounts.

Concentration of Credit Risk
----------------------------

The Companies are engaged in the distribution of roofing products throughout the United States. The Companies grant credit to customers, substantially all of whom are dependent upon the re-roofing market. The Companies continually evaluate their customers' financial condition and, when deemed necessary, obtain liens or customer guarantees. The concentration of credit risk is limited due to the Companies' large customer base, which is diversified among many locations. The Companies maintain an allowance for doubtful accounts based upon the expected collectibility of accounts receivable.

Accounts and Notes Receivable
-----------------------------

Trade accounts and notes receivable include approximately $1,327,000 and $1,494,000 at December 31, 1996 and 1995, respectively, related to accounts receivable that have been converted to notes. Interest rates on notes receivable primarily range from 8 percent to 12 percent, and interest income on such notes is included in other income when payments are received. An allowance is estimated and provided for amounts considered not to be collectible.

Inventories
-----------

Inventories consisting primarily of roofing materials and related supplies are stated at the lower of cost or market, which approximates the first-in, first-out method.

Intangibles
-----------

Goodwill represents the cost in excess of fair value of the net assets acquired in purchase transactions. Goodwill is being amortized on a straight-line basis over 30 years. Noncompetition agreements are generally amortized over the terms of the agreements which range from three to 10 years. Other intangibles are amortized over five years. The Companies periodically review intangibles to assess recoverability, and impairments would be recognized in operating results if a permanent diminution in value were to occur. Total amortization expense in 1996, 1995 and 1994 was approximately $1,046,000, $892,000 and $203,000, respectively.

Property, Plant and Equipment
-----------------------------

Capital additions, improvements and major renewals are classified as property, plant and equipment and are carried at cost. Depreciation is recorded using the straight-line method over the estimated useful lives of the assets, which range from five to 20 years. Maintenance, repairs and minor renewals are charged to earnings when they are incurred. Upon the disposal of an asset, the related cost and accumulated depreciation are removed from the accounts, and any resulting gain or loss is reflected in earnings.

Income Taxes
------------

Except for United and Champ, no provision is made in the accounts of the Companies for federal income taxes since such taxes are liabilities of the individual shareholders and the amounts thereof depend on their respective tax situations. Shareholder equity accounts reflected in the accompanying combined financial statements may differ from amounts reflected in the Companies' federal income tax returns due to differences in accounting policies adopted for financial and tax reporting purposes. As there is no basis for combining the entities for federal income tax reporting purposes, net income for tax purposes is not meaningful on a combined basis. Therefore, no reconciliation between net income for financial reporting purposes and net income for tax purposes is presented herein. Provision for state income taxes has been recorded as appropriate in the accounts of the Companies.

The federal and state income tax provisions for United and Champ are based on income before taxes as reported for financial reporting purposes and have been computed in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." Deferred income taxes for United and Champ were provided in recognition of temporary differences in reporting certain transactions for financial reporting and income tax reporting purposes and consist primarily of goodwill amortization and property and equipment depreciation differences.

The Companies' tax returns and the amounts of distributable income or loss are subject to examination by the federal and state taxing authorities. In the event of an examination of the Companies' individual tax returns, the tax liability of the shareholders could be changed if an adjustment to the Companies' income or loss is ultimately sustained by the taxing authorities.

Revenue Recognition
-------------------

Sales are recorded at the time goods are shipped and are reported net of returns and allowances.

Use of Estimates
----------------

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, including such financial statement accounts as the allowance for doubtful accounts and notes receivable and goodwill, and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

New Accounting Standard Regarding Impairment
--------------------------------------------

In March 1995, the Financial Accounting Standards Board issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." This statement establishes the recognition and measurement standards related to the impairment of long-lived assets. Effective January 1, 1996, Champ and the Companies adopted SFAS No. 121. The adoption of this standard did not have a material effect on the combined financial position or combined results of operations of Champ or the Companies.

Reclassifications
-----------------

Certain prior-year balances have been reclassified to conform with the fiscal year 1996 financial statement presentation.

3.  ACQUISITIONS:
    -------------

During 1995 and 1994, the shareholders of the Group acquired certain assets and liabilities of the entities described below, which were accounted for by the purchase method of accounting. The results of operations of the acquired operations are included in the Group's combined statements of income for the periods in which they were owned by the shareholders.

Effective April 1, 1994, SHR acquired substantially all of the assets and assumed certain liabilities of South Houston Roofing, Inc., for $900,000 in cash and $300,000 in a subordinated note payable to the former owner, as discussed in
Note 5. The transaction was funded through borrowings pursuant to subordinated note agreements payable to the shareholders. The $166,000 excess of the purchase price over the estimated fair value of the tangible and identifiable intangible net assets acquired was recorded as goodwill (also see note 8).

Effective July 1, 1994, Marshall acquired certain assets of Marshall Supply, Inc. The acquisition included a cash payment of $10,000 and assumption of approximately $9,466,000 of liabilities. The excess of the purchase price over the estimated fair value of the tangible and identifiable intangible net assets acquired of $1.2 million was recorded as goodwill.

Effective November 3, 1994, Marshall acquired certain assets of Southern Distributors Corporation and Southern Distributors Corp. of Nevada (collectively referred to as SDC). The acquisition included a cash payment of $425,000 and the assumption of a subordinated note payable to the former owner of $189,000. Marshall is also obligated through December 31, 1999, subject to certain conditions, to pay SDC 25 percent of profits up to $1.0 million and 50 percent of profits exceeding $1.0 million which are attributable to four branch locations formerly operated by SDC. Any such future payments will be recorded as goodwill. As of December 31, 1995, no such payments were required. Marshall's obligations under noncompetition agreements with three of the officers of Marshall Supply, Inc., and an officer of SDC have been recorded in the accompanying financial statements as discussed in Note 5.

Effective March 31, 1995, United acquired substantially all of the assets and assumed certain liabilities of United Roofing and Building Supply Co. and United Roofing and Building Supply Co. of Missouri (collectively referred to as the Sellers). The acquisition was accounted for by the purchase method of accounting, and the results of operations have been included in the Group's combined statements of income from the date of acquisition. The purchase price included approximately $10.0 million in cash and $6.75 million of subordinated notes payable to the former owners bearing interest at 8 percent per annum and payable in monthly installments beginning June 1, 1995, and ending May 1, 2005. The cash payment was financed with borrowings under a revolving loan agreement described in Note 5 and $5 million of subordinated notes payable to certain of the shareholders of United. The excess of the purchase price over the estimated fair value of the tangible and identifiable net assets acquired of $11.6 million was recorded as goodwill.

United agreed to pay up to approximately $3.0 million to purchase certain accounts receivable of the Sellers pursuant to an aged receivables agreement dated April 27, 1995. Under terms of the agreement, payments for these receivables are made to the Sellers as cash is received and certain criteria for each account are met. Receivables which do not meet the criteria over a two-year period beginning March 31, 1995, may be returned to the Sellers with no additional payments required or may be retained by United with a cash payment made to the Sellers. As of December 31, 1996 and 1995, approximately $949,000 and $1.8 million, respectively, of these accounts receivable remain unsettled by United. Of the $949,000 unsettled balance, at the final settlement date of March 31, 1997, approximately $902,000 was returned to the Sellers and approximately $47,000 was paid in cash.

Under the terms of the asset purchase agreement, United also had a one-time right to return certain notes receivable and related accrued interest to the former owners and offset the value of the returned notes to the former owners in the form of a reduction of the principal portion of the monthly subordinated note payment. United returned approximately $880,000 of notes receivable and related accrued interest to the former owners as of December 31, 1995.

In addition during 1995, the former owners entered into noncompetition agreements obligating United to make payments aggregating $2.25 million over a five-year period. Amounts owed under these noncompetition agreements represent subordinated debt under the Companies' master revolving loan agreement. United's obligations under these noncompetition agreements have been recorded in the accompanying financial statements as discussed in Note 5. Two of the former owners also entered into three-year employment agreements with United during 1995.

4.   PROPERTY, PLANT AND EQUIPMENT:
     ------------------------------

The cost and accumulated depreciation applicable to property, plant and equipment at December 31, 1996 and 1995, are as follows:

                                                      1996             1995
                                                  -----------       -----------
          Land and improvements                   $    91,333       $    91,333
          Buildings and improvements                  814,435           704,643
          Machinery and equipment                   7,978,959         7,306,023
          Machinery and equipment under capital     2,577,430         1,890,956
           leases                                 -----------       -----------
                                                   11,462,157         9,992,955
          Less- Accumulated depreciation           (4,435,298)       (2,678,204)
                                                  -----------       -----------

                    Net property, plant and       $ 7,026,859       $ 7,314,751
                     equipment                    ===========       ===========

Depreciation expense related to these assets was approximately $1,944,000, $1,597,000 and $795,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

5.   LONG-TERM DEBT:
     ---------------

Long-term debt as of December 31, 1996 and 1995, consists of the following:

                                                                                               1996               1995
                                                                                           -----------        -----------
Revolving line of credit payable to a bank                                                 $22,027,000        $20,647,000
Term equipment notes payable to a bank                                                       1,417,300            395,560
Subordinated notes payable to vendors                                                        1,284,300          1,702,140
Subordinated notes payable to shareholders, related parties                                  5,720,000          6,070,000
Subordinated notes payable to former owners of net assets acquired                           4,248,461          4,453,523
Subordinated notes payable to former owners of net assets acquired,
  related parties                                                                            1,334,215          1,368,841
Other notes payable                                                                            168,169            357,718
                                                                                           -----------        -----------
                                                                                            36,199,445         34,994,782
Obligations under capital leases                                                             1,686,557          1,373,665
Obligations under noncompetition agreements                                                  1,083,885          1,080,411
Obligations under noncompetition agreements, related parties                                   445,494            991,644
                                                                                           -----------        -----------
                                                                                            39,415,381         38,440,502
Less- Current maturities-
  Subordinated notes payable to vendors                                                       (513,914)          (538,076)
  Obligations payable to related parties                                                    (1,421,350)        (1,713,573)
  Other long-term obligations                                                               (1,653,320)        (1,211,607)
                                                                                           -----------        -----------
               Total long-term debt, net of current maturities                             $35,826,797        $34,977,246
                                                                                           ===========        ===========

Revolving Line of Credit
and Term Equipment Notes
------------------------

Champ entered into a master revolving loan agreement (the Master Agreement) dated April 25, 1995, with a bank. Borrowings under the Master Agreement are secured by substantially all of the assets of the Companies. The Master Agreement provides for a revolving commitment not to exceed $25 million and a term note commitment not to exceed $1.5 million. At December 31, 1996 and 1995, $22,027,000 and $20,647,000, respectively, was outstanding under the revolving commitment, and $1,218,750 and $50,000, respectively, was outstanding under the term note and included in the classification of term equipment notes payable to a bank presented above. The revolving commitment available at any time is subject to a borrowing base calculation based on accounts receivable and inventory levels, as defined in the agreement. Each facility bears a variable interest rate of up to .25 percent above the bank's prime rate or, at Champ's option, up to 3 percent above LIBOR, depending on certain financial conditions. The interest rate averaged 8.5 percent and 8.74 percent during 1996 and 1995, respectively, and was 8.5 percent at December 31, 1996 and 1995. Annual commitment fees of .25 percent of the available commitment and facility fees of
 .125 percent of the total commitment are also required. During 1996, the Master Agreement was amended and the revolving commitment was extended through June 30, 1998. Also during 1996, Champ borrowed the full commitment of $1.5 million under the term note, and the terms were extended through March 31, 2000, with quarterly principal payments of $93,750 plus interest required beginning June 30, 1996.

Restrictions under the Master Agreement include, among other restrictions, limits on capital expenditures, incurrence of additional indebtedness, distributions to shareholders, changes in senior management personnel and change in ownership structure of the Companies. The Companies are also required to comply with certain financial covenants including minimum levels of tangible net worth, cash flow leverage, current maturities and debt-to-worth ratios.

Subordinated Notes Payable to Vendors
-------------------------------------

In 1994, Marshall assumed certain unsecured credit agreements with various vendors. These borrowings of $1.28 million and $1.70 million at December 31, 1996 and 1995, respectively, bear interest at fixed rates which average 7 percent and are payable in monthly installments, with final maturity dates ranging from November 15, 1996, through November 15, 1999. These notes are subordinate to indebtedness associated with the Master Agreement discussed above.

Subordinated Notes Payable to Shareholders
------------------------------------------

Subordinated notes payable to shareholders of $5.72 million and $6.07 million at December 31, 1996 and 1995, respectively, represent borrowings in association with certain purchase transactions made by the Companies. Each note bears a stated interest rate of 10 percent per annum, with interest payments due monthly. Principal is payable in annual installments with maturities ranging from 1997 through 2001. These notes are subordinate to indebtedness associated with the Master Agreement discussed above. In addition, the subordinated notes payable to shareholders of United totaling $5 million at December 31, 1996 and 1995, provide that, in the event of a change of control of United, as defined by the agreement, or the sale of substantially all of its assets, the shareholders shall have the right to receive payment in full of the subordinated notes.

Subordinated Notes Payable to Former Owners
and Subordinated Notes Payable to Former
Owners, Related Parties
-------------------------------------------

On April 21, 1994, SHR entered into a subordinated note agreement with the former owner of SHR in conjunction with the purchase of certain assets of SHR. The debt, with an original face value of $300,000, bears an interest rate of 8 percent per annum, with principal payments due in 60 monthly installments in the amount of $5,000 plus interest until April 1, 1999, the final maturity date. The note is subordinate to indebtedness associated with the Master Agreement discussed above and all other debt owed by SHR and is guaranteed by certain shareholders.

The remaining balance in the subordinated notes payable to former owners and subordinated notes payable to former owners, related parties, relates to amounts owed to the former owners of United, discussed in Note 3, and Marshall and is subordinate to indebtedness associated with the Master Agreement discussed above.

Debt Maturities
---------------

Aggregate debt maturities for 1997 through 2001 and thereafter, excluding obligations under capital lease and noncompetition agreements, are as follows:
1997 - $2,496,114, 1998 - $24,930,518, 1999 - $2,570,254, 2000 - $1,809,718,
2001 - $1,736,561 and thereafter - $2,656,280.

Leases
------

The Companies conduct certain of their operations from leased warehouse and office facilities and use certain leased equipment. Rental expense under operating leases for the years ended December 31, 1996, 1995 and 1994, was approximately $2,637,000, $1,459,000 and $904,000, respectively. The Companies have also financed the purchase of certain equipment with capital lease obligations. Capitalized leases are discounted using the interest rates appropriate at the inception of each lease.

Future minimum lease payments under capital leases, including interest, and under noncancelable operating leases are as follows:

                                                                        Capital         Operating
                                                                         Leases          Leases
                                                                       ----------      -----------
          1997                                                         $  684,301      $ 2,542,685
          1998                                                            630,129        2,389,921
          1999                                                            392,039        1,893,928
          2000                                                            195,677        1,172,737
          2001                                                             31,448          661,787
          Thereafter                                                            -        1,519,862
                                                                       ----------      -----------
          Future minimum lease payments                                 1,933,594      $10,180,920
                                                                                       ===========
          Less- Interest on capital leases                                247,037
                                                                       ----------
          Present value of future minimum lease payments               $1,686,557
                                                                       ==========

Noncompetition Agreements
-------------------------

In connection with the acquisition of certain of the Companies' assets, the Companies entered into certain noncompetition agreements with the former owners of the acquired assets. The aggregate minimum payments due under these agreements for the five years subsequent to December 31, 1996, are as follows:

          1997                                                               $  650,800
          1998                                                                  535,000
          1999                                                                  500,000
          2000                                                                   56,773
          2001                                                                     -
                                                                             ----------
          Future minimum payments                                             1,742,573
          Less- Interest                                                       (213,194)
                                                                             ----------
          Present value of aggregate minimum payments                        $1,529,379
                                                                             ==========

6.    SHAREHOLDERS' EQUITY:
      --------------------

The balances of common stock and additional paid-in capital as of December 31, 1996, consist of the following:

                                                                                       Common Stock              Additional
                                                                                  -----------------------         Paid-In
                                                                                   Shares         Amount          Capital
                                                                                  ---------       -------        ----------
Champ common stock, $.001 par value, 100,000 shares authorized, 800 shares
 outstanding                                                                            800       $     1         $    799

Perfection common stock, $.01 par value, 1,000 shares authorized, 1,000
 shares outstanding                                                                   1,000            10          249,990

SHR common stock, $.01 par value, 1,000,000 shares authorized, 950,000
 shares outstanding                                                                 950,000         9,500           90,500

Stone Metal common stock, $.01 par value, 1,000,000 shares authorized,
 960,000 shares outstanding                                                         960,000         9,600          100,400

Marshall common stock, $.01 par value, 1,000,000 shares authorized,
 950,000 shares outstanding                                                         950,000         9,500           90,500

United common stock, $.001 par value, 100,000 shares authorized, 100,000
 shares outstanding                                                               ---------       -------         --------
                                                                                    100,000           100           99,900
                                                                                  ---------       -------         --------

                          Combined total                                          2,961,800       $28,711         $632,089
                                                                                  =========       =======         ========

Perfection issued stock warrants to four of its shareholders on March 27, 1991. These warrants represented the right to purchase up to 200 shares of Perfection common stock on or before March 27, 1996. These warrants were exercised in 1995 at the exercise price for these shares of $250 per share.

Stone Metal issued stock options to certain key employees on January 1, 1993. These options represented the right to purchase up to 10,000 shares of Stone Metal common stock, over a period expiring December 31, 2003, at the book value of Stone Metal's common stock as of the option grant date. As of December 31, 1996, no options had been exercised.

7.   RELATED-PARTY TRANSACTIONS:
     ---------------------------

The Companies pay management fees to Champ as well as certain additional fees charged by Champ to the Companies. During 1996, 1995 and 1994, total fees recorded were $1,750,461, $1,635,365 and $995,856, respectively. These fees are reflected as other income to Champ and are eliminated in the accompanying combined statements of income.

8.   COMMITMENTS AND CONTINGENCIES:
     ------------------------------

Marshall is obligated through December 31, 1999, subject to certain conditions, to pay the former owner, Southern Distributors Corporation and Southern Distributors Corporation of Nevada (collectively referred to as SDC), 25 percent of profits up to $1.0 million and 50 percent of profits exceeding $1.0 million which are attributable to four branch locations formerly operated by SDC. Such future payments, if any, will be recorded as goodwill. As of December 31, 1996, no such payments were required.

Under the terms of the 1994 purchase agreement to acquire the business of SHR, SHR may be required to make annual payments to the former owner equal to 50 percent of pretax profits in excess of $400,000 for the three-year period ending March 31, 1997. Through March 31, 1997, no such payments were required. In addition, the former owner of SHR entered into an employment agreement which may be terminated by the employee at will and which guarantees an annual salary of $120,000. Effective August 31, 1995, the employee resigned and a five-year noncompetition agreement went into effect. During 1996 and 1995, payments of approximately $33,000 were made to the former owner in each year. The remaining payments on the noncompetition agreement approximate $234,000. SHR believes that the former owner violated the terms of the noncompetition agreement and ceased making payments effective April 1996. In addition, SHR discontinued making payments on the $300,000 note payable due to the former owner based on amounts owed SHR. The former owner has filed suit against SHR for alleged breach of the note payable and noncompetition agreement. SHR has filed a counterclaim against the former owner alleging breach of contract on the part of the former owner. The case is currently set for trial in August 1997. Management believes that the ultimate disposition will not have a material adverse effect on the financial position or operating results of SHR. Because future payments on the noncompetition agreement, if any, are uncertain, they are treated as period costs when paid.

The Companies are involved in various other legal matters in the normal course of business. Management believes that the ultimate outcome of these matters will not have a material adverse effect on the combined financial position or combined results of operations of the Companies.

                Champ Industries, Inc. and Affiliated Companies
                 Condensed Combined Balance Sheet (Unaudited)

                              September 30, 1997

ASSETS
Current assets:
  Cash                                            $   400,000
  Accounts receivable                              32,796,000
  Inventories                                      19,396,000
  Prepaid expenses and other                        1,112,000
                                                  -----------
Total current assets                               53,704,000

Property and equipment, net                         6,359,000
Intangible assets, net                             13,616,000
Other assets                                          398,000
                                                  -----------
                                                  $74,077,000
                                                  ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Trade accounts payable                          $22,454,000
  Other payables and accrued liabilities            5,475,000
  Current portion of long-term debt                 1,203,000
                                                  -----------
Total current liabilities                          29,132,000

Long-term debt                                     35,819,000

Stockholders' equity:
  Common stock                                         29,000
  Additional paid-in capital                          632,000
  Retained earnings                                 8,465,000
                                                  -----------
Total stockholders' equity                          9,126,000
                                                  -----------
                                                  $74,077,000
                                                  ===========


See notes to condensed combined financial statements.

                Champ Industries, Inc. and Affiliated Companies
              Condensed Combined Statements of Income (Unaudited)


                                                     Nine months ended
                                                       September 30,
                                              ---------------------------------
                                                  1997                 1996
                                              ------------         ------------
Net sales                                     $154,087,000         $154,025,000
Cost of sales                                  121,236,000          121,701,000
                                              ------------         ------------
Gross profit                                    32,851,000           32,324,000

Operating expenses                              28,766,000           26,715,000
                                              ------------         ------------
Operating income                                 4,085,000            5,609,000

Other income (expense):
  Interest expense                              (2,464,000)          (2,454,000)
  Other                                            369,000               40,000
                                              ------------         ------------
                                                (2,095,000)          (2,414,000)
                                              ------------         ------------

Income before provision for income taxes         1,990,000            3,195,000
Provision for income taxes                         148,000              562,000
                                              ------------         ------------
Net income                                    $  1,842,000         $  2,633,000
                                              ============         ============


See notes to condensed combined financial statements.

                Champ Industries, Inc. and Affiliated Companies
           Condensed Combined Statements of Cash Flows (Unaudited)

                                                                 Nine months ended September 30,
                                                             -------------------------------------
                                                                 1997                     1996
                                                             ------------             ------------
Operating activities
Net income                                                   $  1,842,000             $  2,633,000
Adjustments to reconcile net income to cash provided
 by operating activities:
  Depreciation and amortization                                 2,514,000                2,224,000
  Provision for doubtful accounts                               1,576,000                1,540,000
  Loss on disposal of property and equipment                        3,000                    8,000
  Changes in operating assets and liabilities:
   Accounts receivable                                        (11,923,000)              (5,989,000)
   Inventories                                                 (1,979,000)              (4,254,000)
   Prepaid expenses and other                                    (412,000)                (584,000)
   Other assets                                                   466,000                  909,000
   Trade accounts payable                                       9,312,000                4,452,000
   Other payables and accrued liabilities                       1,429,000                2,794,000
                                                             ------------             ------------
Cash provided by operating activities                           2,828,000                3,733,000

Investing activities
Additions to property and equipment                            (1,627,000)              (1,341,000)
Proceeds from disposal of property and equipment                  384,000                  190,000
                                                             ------------             ------------
Cash used in investing activities                              (1,243,000)              (1,151,000)

Financing activities
Proceeds from long-term debt                                   35,215,000               41,092,000
Payments on long-term debt                                    (37,608,000)             (41,949,000)
Distributions to stockholders                                    (925,000)                (934,000)
                                                             ------------             ------------
Cash used in financing activities                              (3,318,000)              (1,791,000)
                                                             ------------             ------------

Net increase (decrease) in cash                                (1,733,000)                 791,000
Cash at beginning of period                                     2,133,000                1,434,000
                                                             ------------             ------------
Cash at end of period                                        $    400,000             $  2,225,000
                                                             ============             ============

See notes to condensed combined financial statements.

                Champ Industries, Inc. and Affiliated Companies
         Notes to Condensed Combined Financial Statements (Unaudited)

                              September 30, 1997

1.   Basis of Presentation

The accompanying unaudited condensed combined financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of only normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the nine-month period ended September 30, 1997 are not indicative of the results that may be expected for the year ending December 31, 1997.

          Unaudited Pro Forma Condensed Combined Financial Statements

     American Builders & Contractors Supply Co., Inc. and Subsidiaries and
                Champ Industries, Inc. and Affiliated Companies



The following unaudited pro forma condensed combined balance sheet as of September 30, 1997 and condensed combined statements of income for the year ended December 31, 1996 and nine months ended September 30, 1997 (collectively, the Pro Forma Statements) give effect to the acquisition (the Acquisition) of five corporations affiliated with Champ Industries, Inc. (Champ) by American Builders & Contractors Supply Co., Inc. and Subsidiaries (the Company), as if the Acquisition had occurred for balance sheet presentation purposes as of September 30, 1997, and for statement of income purposes as of the beginning of the respective periods presented.

The Pro Forma Statements do not purport to represent what the Company's financial position or results of operations would actually have been if the Acquisition in fact had occurred at the beginning of the periods indicated or on such date or to project the Company's financial position or results of operations for any future date or period.

The pro forma adjustments are based upon available information and upon certain assumptions that the Company believes are reasonable. The Pro Forma Statements and accompanying notes should be read in conjunction with the historical consolidated financial statements of the Company including the notes thereto.

The Acquisition will be accounted for using the purchase method of accounting. The total purchase price of approximately $65 million will be allocated to the assets and liabilities of Champ based upon their respective fair values, with the remainder allocated to goodwill. Such allocations have been made based upon preliminary estimates and may be adjusted as the Company is waiting for additional information on fixed assets and intangible asset valuations. Accordingly, the allocation of the purchase price included in the accompanying Pro Forma Statements is preliminary. The final values may differ from those set forth in the historical consolidated financial statements of the Company and from those set forth herein. In addition, the purchase price is subject to a net worth adjustment which is currently being determined.

             Unaudited Pro Forma Condensed Combined Balance Sheet

     American Builders & Contractors Supply Co., Inc. and Subsidiaries and
                Champ Industries, Inc. and Affiliated Companies

                              September 30, 1997

                                                                                    Pro Forma Adjustments
                                                                          ----------------------------------------
                                             ABC              Champ             Purchase          Operations not        Pro Forma
                                            Supply          Industries         Adjustments         Acquired (1)         Combined
                                         ------------------------------------------------------------------------------------------
ASSETS
Current assets:
  Cash                                   $    286,000       $   400,000      $            -         $    (3,000)       $    683,000
  Accounts receivable                     138,058,000        32,796,000                   -            (808,000)        170,046,000
  Inventories                             135,364,000        19,396,000                   -            (658,000)        154,102,000
  Prepaid expenses and other                2,974,000         1,112,000                   -             (84,000)          4,002,000
                                         ------------------------------------------------------------------------------------------
Total current assets                      276,682,000        53,704,000                              (1,553,000)        328,833,000

Property and equipment, net                65,469,000         6,359,000           1,800,000  (3)       (216,000)         73,412,000
Net receivable from sole stockholder        5,369,000                                                         -           5,369,000
Intangible assets, net                     13,917,000        13,616,000          33,203,000  (3)              -          47,120,000
                                                                                (13,616,000) (3)
Security deposits                           1,108,000                 -                   -                   -           1,108,000
Other assets                                  663,000           398,000                   -                   -           1,061,000
                                         ------------------------------------------------------------------------------------------
                                         $363,208,000       $74,077,000      $   21,387,000         $(1,769,000)       $456,903,000
                                         ==========================================================================================

LIABILITIES AND
STOCKHOLDER'S EQUITY
Current liabilities:
  Trade accounts payable                 $113,596,000       $22,454,000      $            -         $  (285,000)       $135,765,000
  Other payables and accrued liabilities   24,441,000         5,475,000                   -            (191,000)         29,725,000
  Current portion of long-term debt         6,613,000         1,203,000                   -             (65,000)          7,751,000
                                         ------------------------------------------------------------------------------------------
Total current liabilities                 144,650,000        29,132,000                   -            (541,000)        173,241,000

Long-term debt                            196,757,000        35,819,000          29,678,000 (2)        (393,000)        261,861,000


Stockholder's equity:
  Common stock                                109,000            29,000             (29,000)                  -             109,000
  Additional paid-in capital                1,755,000           632,000            (631,000)             (1,000)          1,755,000
  Retained earnings                        19,937,000         8,465,000          (7,631,000)           (834,000)         19,937,000
                                         ------------------------------------------------------------------------------------------
Total stockholder's equity                 21,801,000         9,126,000          (8,291,000)           (835,000)         21,801,000
                                         ------------------------------------------------------------------------------------------
                                         $363,208,000       $74,077,000      $   21,387,000         $(1,769,000)       $456,903,000
                                         ==========================================================================================

See accompanying notes to unaudited pro forma condensed combined financial statements.

          Unaudited Pro Forma Condensed Combined Statement of Income

     American Builders & Contractors Supply Co., Inc. and Subsidiaries and
                Champ Industries, Inc. and Affiliated Companies

                     For the Year ended December 31, 1996

                                                                                Pro Forma Adjustments
                                                                          ---------------------------------
                                   ABC                 Champ               Purchase          Operations not        Pro Forma
                                  Supply             Industries           Adjustments         Acquired (1)          Combined
                               ----------------------------------------------------------------------------------------------
Net sales                      $789,103,000         $202,640,000          $         -         $(5,132,000)       $986,611,000
Cost of sales                   615,627,000          159,679,000                    -          (4,136,000)        771,170,000
                               ----------------------------------------------------------------------------------------------
Gross profit                    173,476,000           42,961,000                    -            (996,000)        215,441,000

Operating expenses              152,316,000           37,056,000              197,000 (4)      (2,469,000)        187,100,000
                               ----------------------------------------------------------------------------------------------
Operating income                 21,160,000            5,905,000             (197,000)          1,473,000          28,341,000

Other income (expense):
 Interest income                    689,000                    -                    -                   -             689,000
 Interest expense               (11,146,000)          (3,278,000)          (1,421,000) (4)         72,000         (15,773,000)
 Other                                    -              407,000                    -             (63,000)            344,000
                               ----------------------------------------------------------------------------------------------
                                (10,457,000)          (2,871,000)          (1,421,000)              9,000         (14,740,000)
                               ----------------------------------------------------------------------------------------------

Income before provision
  for income taxes               10,703,000            3,034,000           (1,618,000)          1,482,000          13,601,000
Provision for income taxes          329,000              365,000                    -             (10,000)            684,000
                               ----------------------------------------------------------------------------------------------
Net income                     $ 10,374,000         $  2,669,000          $(1,618,000)        $ 1,492,000        $ 12,917,000
                               ==============================================================================================

See accompanying notes to unaudited pro forma condensed combined financial statements.

          Unaudited Pro Forma Condensed Combined Statement of Income

    American Builders & Contractors Supply Co., Inc. and Subsidiaries and
               Champ Industries, Inc. and Affiliated Companies

                 For the Nine months ended September 30, 1997


                                                                               Pro Forma Adjustments
                                                                      ----------------------------------------
                                     ABC                 Champ             Purchase         Operations not         Pro Forma
                                    Supply             Industries         Adjustments        Acquired (1)          Combined
                                 ----------------------------------------------------------------------------------------------
Net sales                        $693,459,000         $154,087,000       $         -         $(4,244,000)        $843,302,000
Cost of sales                     537,222,000          121,236,000                 -          (3,366,000)         655,092,000
                                 ----------------------------------------------------------------------------------------------
Gross profit                      156,237,000           32,851,000                 -            (878,000)         188,210,000

Operating expenses                141,233,000           28,766,000          (114,000)(4)      (1,982,000)         167,903,000
                                 ----------------------------------------------------------------------------------------------
Operating income                   15,004,000            4,085,000          (114,000)          1,104,000           20,307,000

Other income (expense):
  Interest income                     331,000                    -                 -                   -              331,000
  Interest expense                (11,510,000)          (2,464,000)       (1,064,000)(4)          58,000          (14,980,000)
  Other                                     -              369,000                 -                   -              369,000
                                 ----------------------------------------------------------------------------------------------
                                  (11,179,000)          (2,095,000)       (1,064,000)             58,000          (14,280,000)
                                 ----------------------------------------------------------------------------------------------

Income (loss) before
  provision for income taxes        3,825,000            1,990,000          (950,000)          1,162,000            6,027,000

Provision for income taxes            273,000              148,000                 -              (4,000)             417,000
                                 ----------------------------------------------------------------------------------------------
Net income (loss)                $  3,552,000         $  1,842,000       $  (950,000)        $ 1,166,000         $  5,610,000
                                 ==============================================================================================

  See accompanying notes to unaudited pro forma condensed combined financial statements.

     Notes to Unaudited Pro Forma Condensed Combined Financial Statements

(1) The Company acquired all of Champ except Champ Industries, Inc., a company which managed the operations of the affiliated companies and otherwise had no operations and Stone Appliance Division, a division of one of the corporations. This adjustment removes the balances related to such operations which were not acquired by the Company.

(2) Reflects increase in outstanding indebtedness as a result of the Acquisition. The purchase price of approximately $65 million, which includes estimated transaction costs and assumed debt, is subject to a net worth adjustment that is currently being determined.

(3) Under purchase accounting, Champ's assets and liabilities are required to be adjusted to their estimated fair values. The estimated fair values have been determined by the Company based on available information. The following are the pro forma adjustments made to reflect Champ's fair values as of September 30, 1997:


     Purchase price                                                  $ 65,000,000
       Book value of net assets acquired                               (8,291,000)
       Elimination of Champ debt excluding
          decrease from 9/30 to acquisition date                      (35,322,000)
       Elimination of Champ intangible assets                          13,616,000
                                                                     ------------

     "Excess" purchase price                                         $ 35,003,000
                                                                     ============



     Preliminary allocation:
       Property and equipment                                        $  1,800,000
       Intangible assets, including goodwill                           33,203,000
                                                                     ------------
                                                                     $ 35,003,000
                                                                     ============

     Notes to Unaudited Pro Forma Condensed Combined Financial Statements
                                  (continued)


(4) For purposes of determining the pro forma effect of the Champ acquisition on the Company's consolidated statement of income, the following pro forma adjustments have been made:

                                                                        Year            Nine Months
                                                                       Ended               Ended
                                                                    December 31,       September 30,
                                                                        1996               1997
                                                                   ----------------------------------
                                                                      Increase      (Decrease) Income
(a)  Elimination of historical interest expense except             $(1,421,000)        $(1,064,000)
     that relating to assumed debt. Record interest
     expense on purchase price, excluding assumed
     debt, funded under the Company's credit agreement
     (approximately 7.1%).

(b)  Elimination of historical depreciation. Record                    313,000             497,000
     depreciation based on fair value of fixed assets
     and estimate of remaining useful lives.

(c)  Elimination of historical intangible amortization.               (510,000)           (383,000)
     Record amortization of intangibles over approximately
     30 years.